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                      TELTECH RESOURCE NETWORK CORPORATION

                   PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                               SEPTEMBER 8, 2000

    The undersigned hereby appoints Jack Johnson and Andrew L. Michuda, and each of them, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of stock of Teltech Resource Network Corporation (the "Company") registered in the name of the undersigned at the Special Meeting of Shareholders of the Company to be held at the offices of the Company, 2850 Metro Drive, Seminar Room 108, Minneapolis, Minnesota 55425, on September 8, 2000, at 8:00 a.m. local time, and at any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL #1 BELOW.

1. Approve and adopt the Agreement and Plan of Merger and Reorganization ("Agreement"), dated as of January 21, 2000 and amended April 28, 2000 and July 31, 2000, among Sopheon plc, Sopheon Corporation, a wholly owned subsidiary of Sopheon plc, and the Company, and the Plan of Merger included therein, providing for the merger of the Company with and into Sopheon Corporation.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)
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2.  OTHER MATTERS. In their discretion, the Proxies are, or either of them is:

                / /  AUTHORIZED               / /  NOT AUTHORIZED

    to vote upon such other business as may properly come before the Meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1, AND WILL BE DEEMED TO GRANT AUTHORITY UNDER PROPOSAL 2.

    This proxy is solicited on behalf of the Board of Directors

                                              Dated ____________________________

                                              __________________________________

                                              __________________________________

                                              PLEASE DATE AND SIGN ABOVE exactly
                                              as name(s) are shown on the stock
                                              certificate(s). Indicate, where
                                              appropriate, official position or
                                              representative capacity. For stock
                                              held in joint tenancy, each joint
                                              owner must sign.